Exhibit 99.1

SB Financial Group, Inc.

Second Quarter 2022 Financial Results Conference Call Script

July 26, 2022

Sarah / Speakers call-in #: 888-338-9469

Operator:

Good morning and welcome to the SB Financial “Second Quarter 2022 Conference Call and Webcast.” I would like to inform you that this conference call is being recorded and that all participants are in a “listen only” mode. We will begin with remarks by management and then open the conference up to the investment community for questions & answers. I will now turn the conference over to Sarah Mekus with SB Financial. Please go ahead, Sarah.

Sarah:

Good morning, everyone. I would like to remind you that this conference call is being broadcast live over the Internet and will be archived and available on our web site at ir.yourstatebank.com. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Steve Walz, Chief Lending Officer.

This call may contain forward-looking statements regarding SB Financial’s performance, anticipated plans, operational results and objectives. Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today.

We have identified a number of different factors within the Forward-Looking Statements at the end of our earnings release, which you are encouraged to review. SB Financial undertakes no obligation to update any forward-looking statement, except as required by law, after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures. A reconciliation of GAAP to non-GAAP measures is included in our earnings release.

I will now turn the call over to Mr. Klein.

Mark:

Thank you, Sarah, and good morning everyone. Welcome to our second quarter 2022 conference call and webcast.

Highlights for this quarter, which included a small mortgage servicing rights recapture of $239 thousand, include:

●	Net income of $2.8 million, down $1.0 million or 25 percent from the prior year quarter. On a YTD basis, net income was $5.6 million, down $5.2 million or 48 percent;

●	The YTD impact from the PPP initiative on our results, compared to the prior year, is a reduction in revenue of $2.1 million and net income of $1.6 million;

●	Return on average assets of 0.87 percent, with diluted EPS of $0.40;

●	Net interest income of $9.6 million was up 4.8 percent from the prior year as loan growth and rate increases were supplemented by the 12.4 percent reduction in interest expense;

●	Loan balances from the linked quarter rose $45 million and when we adjust for PPP balances, loans were up $79.3 million or a strong 9.7 percent compared to the prior year;

o	Annualized, our first half loan growth was 17.7%.

●	Deposits declined from the linked quarter by $66 million and were down $19 million from the prior year;

●	Expenses were down $274 thousand or 2.5 percent primarily due to lower mortgage commissions;

●	Mortgage origination volume for the quarter was $95 million; down over $69 million or 42 percent, year over year;

●	The mortgage business line contributed $4.7 million in total revenue for the 1st six months of this year compared to $12.3 million for the same period in 2021;

●	Asset quality metrics improved from both the prior year and the linked quarter and our consistent level of 42 basis points of nonperforming assets, remains strong;

●	Tangible book value when adjusted for OCCI is $17.53 per share.

We continue to believe that our laser focus on our five key strategic initiatives is critical to our future success, which are:

●	Revenue Diversity

●	More scale through Organic growth

●	More products and services for our client base

●	Excellence in our operations and intimacy in our client communications

●	And lastly…. asset quality

First, revenue diversity.

●	Peak Title continued to bolster revenue this quarter by $697 thousand and net income by $168 thousand or $0.09 EPS annualized. We made a strategic shift last quarter to follow legal protocol and require title insurance on nearly all real estate transactions while driving operational revenue higher with a more intentional focus on the commercial real estate segment. These initiatives are responsible for the 23% increase we delivered in revenue and 12% of net income.

●	This quarter, mortgage volume and loan sale gains were down from the prior year; 42 percent on volume and 72 percent on gains. For the trailing twelve months, we have delivered nearly $500 million in total mortgage origination volume, down 24% from 2020 and 32% from 2021. Our initiatives to drive our volume of Private Client originations higher are working. This quarter, 27%, or $25.5 million of our total residential real estate volume originated from our PCG business line. Of this production, 41% came from the Columbus market, 22% from Northwest Ohio and Northeast Indiana, and 37% from our newer Indianapolis market. Outside of our PCG initiatives, higher rates and compressed inventories continued to constrain our level of production.

●	Non-interest income decreased to $4.7 million from the prior year quarter of $6.5 million. The current quarter includes a mortgage servicing recapture of $239 thousand compared to an impairment of $99 thousand in the second quarter of 2021. Non-interest income to total revenue remained relatively strong at 33 percent but well below our historical levels of nearly 40%.

●	Our Wealth Management team contributed $936 thousand in revenue and are on pace to achieve total revenue in 2022 of nearly $4.0 million. Despite the volatility in the markets this year, we still have in excess of $500 million in assets under management; this includes nearly $38 million in our brokerage platform

Our second key initiative…more scale.

●	Loan growth in the quarter was very good as we were up $45 million from the linked quarter and up $79 million, net of PPP, from the prior year. All of our regional markets have very strong pipelines including a number of client proposals currently in credit analysis. With this quarterly growth noted, we have now grown four of the last five quarters.

●	This quarter saw evidence of the consumer and our small business clients drawing down their liquidity as deposits declined from the linked quarter. Funding needs to support our loan pipelines are much more important today, as a result of our current run-off, and we have begun to selectively increase deposit rates to not only hedge higher, future interest rates but also protect existing balances and grow newer relationships.

Third is our strategy to develop deeper relationships—more scope.

●	The traditional SBA market has begun to loosen a bit as the PPP focus is clearly all but gone. Thus far this year, we have originated nearly $5.5 million in qualifying SBA product. We continue to execute on strategies in each of our regions that include more calls on clients and prospects that are in either a growth mode or a business acquisition mode who have identified a strong need for capital. We remain committed to this true “compliment” to our commercial loan production machine and intend to return the production levels we experienced prior to the pandemic (2015-2019) that averaged approximately $12.3 million for that five year period.

Operational excellence remains our fourth key theme.

●	The Mortgage business line has certainly been a key contributor to our success for the last decade. However, rate increases, operational challenges of construction lending, limited housing inventory, and a rapid rate of inflation have compressed volume. That said, we have focused on flexibility with our products and structure to maintain market share. With Freddie fixed rate pricing now at or above 5 percent for most of this year, our portfolio ARM products have become more relevant. These portfolio loans have increased our balance sheet outstanding’s and added the potential for rising margins as rates rise.

●	Expense levels for the quarter were down from both the linked quarter and the prior year, driven by the variable nature of our mortgage production. As we discussed last quarter, we are evaluating the resources allocated to both our Mortgage and Retail business lines. Our goal is and has been for the residential lending business line the past six months, to elevate our number of producers in order to keep our ecosystem in balance and optimized.

●	I am pleased to report that in the last 30 days we have made offers to 3 MLOs and we have landed two of those producers; one in the greater Lima region and one additional in Columbus. This brings our total MLOs to 25, an increase over the prior year-end of 22. Additionally, we intend to selectively utilize some of our retail staff who do non-salable consumer loans to originate some salable residential loans to broaden our production capacity.

●	Likewise, with walk-in visits moderating in our retail offices, due in part, by our commitment to leverage our digital platforms to enable access to our clients’ data 24/7, we continue to re-evaluate the hours we staff and operate our offices. This strategy hinges on the deployment of our “Contact Center” we delivered in early July that seeks to provide seamless service to clients using multiple communication channels Re-balancing our resources with market requirements will improve efficiency.

Our fifth and final key initiative is asset quality

●	This quarter saw again a strong result of key Asset Quality metrics. Despite the significant loan growth in the quarter, we remained quite pleased with our current allowance of nearly $14 million. During 2020 and 2021 when PPP and mortgage refinance volume was adding to our revenue, we chose to add $5.5 million to our allowance. Currently, our level of allowance to total loans is 1.54 percent and our nonperforming coverage ratio is 295 percent. Both metrics are well above the median level of our peer group.

Now, Tony will provide more details on our quarterly performance. Tony.

TONY:

Thanks Mark, and good morning, everyone. Again, for the quarter, we had GAAP net income of $2.8 million or $0.40 per diluted share. Highlights for the quarter include:

●	Total operating revenue was down $1.4 million or 9.1 percent as mortgage gains from lower volume and reduced sales percentage was down nearly $3.1 million or 71.9 percent. We were able to offset a portion of the mortgage variance with higher title agency revenue and deposit fees;

●	Loan sales delivered gains of $1.4 million from mortgage, small business and agriculture loans;

●	Margin revenue was up $436 thousand or 4.8 percent due to slightly lower funding costs and higher securities revenue. Adjusted for PPP, loan interest income was higher by $468 thousand or 5.5 percent;

Now, breaking down further the second quarter income statement, beginning with our margin:

●	Our average loan yield for the quarter, of 4.11 percent decreased by 22 basis points from the prior year but increased 21 basis points from the linked quarter. As Mark discussed earlier PPP impact on loan yields for 2021 was significant and absent that impact our average loan yield would have decreased by just 9 basis points from the prior year. Overall earning asset yields were up 20 basis points from the prior year and 49 from the linked quarter due to the change in mix of the balance sheet, and higher loan growth. Loan yields were impacted by the fees from the PPP portfolio, which were $$2.15 million for the 1st six months of 2021 compared to $98 thousand for the 2022 six month period.

o	As we have indicated, funding needs and cost will begin to accelerate as customer liquidity draws down and our loan pipelines are closed. As we look at funding costs in the current quarter, our deposit cost of funds came it at 21 basis points with the cost for Interest bearing liabilities at 36 basis points. This compares to 22 and 39 basis points, respectively, for the linked quarter. Given the rise in funding rates, we were pleased with the negative Beta on funding costs in the quarter. However, we recognize that out liquidity was a bit high by our standards coming into the quarter and we expect deposit and overall funding costs to rise in the coming quarters. Net interest margin at 3.16 percent, was up 22 basis points from the prior year and up 34 basis points when PPP is excluded. Compared to the linked quarter NIM is up 48 basis points. Our significant NIM improvement from the linked quarter was driven by a positive change in mix on the asset side of the balance sheet as interest bearing cash was allocated to loans and deposit levels declined. Total interest expense costs were down from both the prior year and linked quarters.

o	Total non-interest income was down $1.9 million or 28.5 percent from the prior year, reflecting lower mortgage origination and sales volume, which offset the $336 thousand positive swing in servicing rights recapture.

o	As I discussed last quarter, gain on sale yields have seemed to stabilize at the mid 2 level. Gain on sale yield for mortgage sales this quarter was 2.4 percent, which is still strong historically but well off from the 3.6 percent yield from the 2nd quarter of 2021. This quarter our sale percentage was just 52 percent and 63 percent for the year as we have done much more portfolio and private client loan originations. These levels are well off from our traditional 85 percent sale percentage. Our servicing portfolio does continue to grow and is now at $1.37 billion and provided revenue for the quarter of $863 thousand.

o	The market value of our mortgage servicing rights improved slightly this quarter with a calculated fair value of 111 basis points. This fair value level was up 27 basis points from the prior year and up 6 basis points from the linked quarter. We now have a servicing rights balance of $13.4 million and remaining temporary impairment of $327 thousand.

●	We have held expenses relatively flat for the last five quarters and for the year to date total expenses are down 1.5 percent. We expect to trend down in the coming quarters as we adjust resources in our Retail and Mortgage business lines as Mark has discussed. The impact of the Mortgage business line on our efficiency ratio is significant as our 25 percent decline in efficiency from 2021 would be reduced to an 11 percent decline when the results of that business line are excluded

Now, turning to the balance sheet:

o	Our loans outstanding at June 30, 2022 stood at $895.6 million, which was 69.2 percent of the total assets of the company. The quarter saw a significant mix shift within our earning assets as we saw cash and securities decline by nearly $100 million from the linked quarter due to loan growth and deposit runoff. Our loan to deposit ratio ended the quarter at 83.6 percent, up nearly 6 percentage points and to our highest level since the 3rd quarter of 2020.

o	Looking at our capital position, we finished the quarter at $124.6 million, which is down $19.5 million or 13.5 percent from June 30, 2021 and our equity to asset ratio stands at 9.6 percent. However, when we exclude the OCCI of $22.2 million, our equity has grown from the prior year despite nearly $7 million in stock buybacks and $3.3 million in dividends. The buyback continued in the quarter with 94,000 shares repurchased at an average price just above book value.

o	We did also take advantage of our liquidity and purchased some additional BOLI policies in the quarter. It has been some time since we have added to this portfolio and it is a nice benefit for both the Company and the participating employees.

●	As Mark commented, all of our Asset Quality metrics are improved and charge-offs were minimal for both the quarter and for the year to date. Our reserve to loans was just 2 basis points down from the prior year. Total delinquency levels are just 32 basis points in the quarter, down 27 basis points from the linked quarter and 9 basis points down from the prior year.

I will now turn the call back over to Mark.

Mark:

Thank you, Tony.

●	I want to conclude with acknowledging the dividend announcement we made yesterday of $0.12 per share, which equates to a 30% payout ratio and a dividend yield of 2.8 percent.

●	While mortgage volume and resulting gains are off considerably, marginally higher rates and a steepening yield curve provided some lift to our total operating revenue. With continued organic loan growth, stable deposit costs and more intentional expense control, we expect to continue our earnings and growth momentum into the second half of the year.

Now, I will turn the call back to Sarah for questions.

Sarah:

Thank you, we are now ready for our first question.

(If there is a pause in the questions): While we’re waiting for additional questions, I would like to remind you that today’s call will be accessible on our website at ir.yourstatebank.com.

Operator (at the conclusion of the Q&A):

If there are no further questions, I will now turn the call back to Mark Klein.

Mark:

Once again, thanks for joining us this morning.

We look forward to speaking with you in October to discuss our 3rd quarter 2022 results.

Good-bye.